TRANSFER AGENCY AND REGISTRAR SERVICES
                                    AGREEMENT





                                 by and between:






                             -----------------------




                                       and




                     AMERICAN STOCK TRANSFER & TRUST COMPANY














                            Dated: ___________ , 2007


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                                Table of Contents


Section 1.        Appointment of Agent                                      3
Section 2.        Standard Services                                         4
Section 3.        Fees and Expenses                                         6
Section 4.        Representations and Warranties of AST                     7
Section 5.        Representations and Warranties of the Issuer              7
Section 6.        Reliance and Indemnification                              8
Section 7.        Standard of Care                                          9
Section 8.        Limitations on AST's Responsibilities                     9
Section 9.        Covenants of the Issuer and AST                           10
Section 10.       Term and Termination                                      10
Section 11.       Assignment                                                11
Section 12.       Notices                                                   11
Section 13.       Successors                                                12
Section 14.       Amendment                                                 12
Section 15.       Severability                                              12
Section 16.       Governing Law                                             13
Section 17.       Descriptive Headings                                      13
Section 18.       Third Party Beneficiaries                                 13
Section 19.       Survival                                                  13
Section 20.       Merger of Agreement                                       13
Section 21.       Counterparts                                              13
                  Signatures                                                14



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                TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT


         This Transfer Agency and Registrar Services Agreement (the "Agreement"), dated as of _________________, 2007 is between _________________, a __________________ (the "Issuer") and American Stock Transfer & Trust Company, a New York corporation ("AST").

         WHEREAS, the Issuer desires the appointment of AST as transfer agent and registrar;

         WHEREAS, AST desires to accept such appointment and perform the services related to such appointment;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follow:

Section 1. APPOINTMENT OF AGENT

         1.01 The Issuer hereby appoints AST to act as sole transfer agent and registrar for the common stock of the Issuer and/or for any such other securities as the Issuer may request in writing ("the Securities") in accordance with the terms and conditions hereof, and AST hereby accepts such appointment.

         1.02 In connection with the appointment of AST as transfer agent and registrar for the Issuer, the Issuer shall provide AST:

               (a) A Certificate of Appointment in substantially the form furnished by AST (and a Supplemental Certificate each time there is any material change to the information contained in the original Certificate of Appointment). It is agreed, however, that any provisions explicitly addressed in this Agreement shall govern the relationship between the parties in the event of a conflict between the Certificate of Appointment and this Agreement;

               (b) Specimens of all forms of outstanding certificates, in the forms approved by the Board of Directors of the Issuer, with a certificate of the Secretary of the Issuer as to such approval;

               (c) Specimens of the signatures of the officers of the Issuer authorized to sign certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests;

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               (d)  A copy of the Certificate of Incorporation and by-laws of the Issuer and, on a continuing basis, copies of all material amendments to the Certificate of Incorporation or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made); and

               (e) A sufficient supply of blank certificates signed by (or bearing the facsimile signature of) the officers of the Issuer authorized to sign certificates and bearing the Issuer's corporate seal (if required). AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Issuer.

Section 2. STANDARD SERVICES

         2.01 In accordance with the procedures established from time to time by agreement between the Issuer and AST, AST shall provide the following services:

               (a) Create and maintain securityholder accounts for all Securities;

               (b) Provide online access capability for the Issuer's personnel, including "read-only" access to individual securityholder files;

               (c) Review transfer documents and certificates for acceptability;

               (d)  Complete transfer debit and credit transactions;

               (e) Provide for the original issuance of securities as directed by the Issuer ;

               (f)  Maintain Treasury accounts in book entry;

               (g) Furnish clear, simple, and detailed instructions to securityholders throughout the transfer process, as well as clear and concise written explanations of rejected transfers;

               (h)  Post transfers to the record system daily;

               (i) Prepare a list of securityholders entitled to vote at the annual meeting as requested by the Issuer;

               (j) As required by the Issuer, mail all proxy materials to securityholders of record as of the proxy record date or provide a list of the names (and other relevant information) of such securityholders of record to a designated third party for purposes of such mailing (it being understood, however, that production of such external files shall be billable as an expense at AST's standard rates for the production of external tapes);

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               (k)  Tabulate returned proxy cards;

               (l) Provide the Issuer with access to securityholder voting records via online access or by written report, prior to the Issuer's annual meeting;

               (m) Provide appropriate responses to electronic, telephonic and written inquiries from the Issuer's securityholders;

               (n) Provide an 800 toll-free number and toll number in conjunction with an interactive telephone system capable of providing information and handling securityholder requests without talking to a representative;

               (o) Prepare and submit appropriate tax and other reports required by State and Federal agencies, principal stock exchanges, and securityholders, as requested by the Issuer;

               (p) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed, unless AST has received notice that such certificates were acquired by a bona fide purchaser. AST shall be entitled to demand an open penalty surety bond satisfactory to AST holding AST and the Issuer harmless. AST shall be entitled to demand payment of the premium and processing fee for such open penalty surety bond from the securityholder. AST, at its option, may issue replacement certificates in place of mutilated certificates upon presentation thereof without such indemnity;

               (q) Compute quarterly dividend payment for each account as of the record date, balanced to the official share position;

               (r) Prepare and transmit payments for dividends and distributions declared by the Issuer, provided good funds for said dividends or distributions are received by AST prior to the scheduled mailing date for said dividends or distributions;

               (s) Code lost accounts to suppress printing and mailing of checks in accordance with applicable policies and guidelines;

               (t) Replace lost or stolen dividend checks at a securityholder's request; and

               (u) Withhold taxes on dividends at the appropriate rate when applicable.

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         2.02  The Issuer shall have the obligation to discharge all applicable escheat and notification obligations. Notwithstanding the foregoing, upon request, AST will assist the Issuer in discharging these obligations.

         2.03 AST may, at its election, outsource any of the services to be provided hereunder, but shall retain ultimate responsibility for any of the services so provided.

         2.04 AST may provide further services to, or on behalf of, the Issuer as may be agreed upon between the Issuer and AST.

Section 3.        FEES AND EXPENSES

         3.01  Fees

               The Issuer agrees to pay AST fees for the services performed pursuant to this agreement in the amount of $_____________ per month. Notwithstanding the foregoing, in the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services.

         3.02  OUT-OF-POCKET EXPENSES

               (a) In addition to the fees paid under Section 3.01 above, the Issuer agrees to reimburse AST for all reasonable expenses or other charges incurred by AST in connection with the provision of services to the Issuer (including attorneys fees) at AST's rates then in effect.

               (b) Notwithstanding section 3.03 below, AST reserves the right to request advance payment for substantial out-of-pocket expenditures.

         3.03. PAYMENT OF FEES AND EXPENSES

               The Issuer agrees to pay all fees and reimbursable expenses within twenty (20) days following the receipt of a billing notice. Interest charges will accrue on unpaid balances outstanding for more than sixty (60) days.

         3.04  SERVICES REQUIRED BY LEGISLATION

               Services required by legislation or regulatory mandate that become effective after the effective date of this Agreement shall not be part of the standard services, and shall be billed by agreement.

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Section 4. REPRESENTATIONS AND WARRANTIES OF AST

               AST represents and warrants to the Issuer that:

               It is a corporation duly organized and validly existing in good standing under the laws of the State of New York;

               It is duly qualified to carry on its business in the State of New York;

               It is empowered under applicable laws and by its Charter and By-laws to enter into and perform this Agreement; and

               All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

Section 5. REPRESENTATIONS AND WARRANTIES OF THE ISSUER

               The Issuer represents and warrants to AST that:

               It is a ___________ duly organized and validly existing and in good standing under the laws of ___________________;

               It is empowered under applicable laws and governing instruments to enter into and perform this Agreement;

               All corporate proceedings required by said governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement;

               All certificates representing Securities which were not issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, bear a legend in substantially the following form:

                    "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The securities may not be sold, transferred or assigned in the absence of an effective registration for these securities under the Act or an opinion of the Corporation's counsel that registration is not required under the Act."

               All Securities not so registered were issued or transferred in a transaction or series of transactions exempt from the registration provisions of the Act, and in each such issuance or transfer, the Corporation was so advised by its legal counsel.

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Section 6. RELIANCE AND INDEMNIFICATION

         6.01 AST may rely on any written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Issuer, UNLESS, prior thereto, (a) the Issuer shall have advised AST in writing that it is entitled to rely only on written instructions of designated officers of the Issuer; (b) it furnishes AST with an appropriate incumbency certificate for such officers and their signatures; and (c) the Issuer thereafter keeps such designation current with an annual (or more frequent, if required) re-filing. AST may also rely on advice, opinions or instructions received from the Issuer's legal counsel. AST may, in any event, rely on advice received from its legal counsel. AST may rely (a) on any writing or other instruction believed by it in good faith to have been furnished by or on behalf of the Issuer or a Securityholder; (b) on any statement of fact contained in any such writing or other instruction which it in good faith does not believe to be inaccurate; (c) on the apparent authority of any person to act on behalf of the Issuer or a Securityholder as having actual authority to the extent of such apparent authority; (d) on the authenticity of any signature (manual or facsimile) appearing on any writing; and (e) on the conformity to original of any copy. AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of the Issuer.

         6.02 AST shall not be responsible for, and the Issuer shall indemnify and hold AST harmless from and against, any and all losses, damages, costs, charges, judgments, fines, amounts paid in settlement, counsel fees and expenses, payments, general expenses and/or liability arising out of or attributable to:

               (a) AST's (and/or its agents' or subcontractors') actions performed in its capacity as transfer agent and/or registrar, provided that such actions are taken in good faith and without gross negligence or willful misconduct;

               (b) The Issuer's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Issuer hereunder;

               (c)  Any action(s) taken in accordance with section 6.01 above;

               (d) Any action(s) performed pursuant to a direction or request issued by a statutory, regulatory, governmental or quasi-governmental body (AST shall, however, provide the Issuer with prior notice when practicable, unless AST is not permitted to do so);

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               (e)  Any reasonable expenses, including attorney fees, incurred in seeking to enforce the foregoing indemnities.

         6.03 AST will research the records delivered to it on its appointment as agent if it receives a certificate not reflected in said records. If neither the Issuer nor AST is able to reconcile said certificate with said records (so that the transfer of said certificate on the records maintained by AST would create an overissue), the Issuer shall either increase the number of its issued securities, or acquire and cancel a sufficient number of issued securities, to correct the overissue.

         6.04 The foregoing indemnities shall not terminate on termination of AST's acting as transfer agent and/or registrar, and they are irrevocable. AST's acceptance of its appointment as transfer agent and/or registrar, evidenced by its acting as such for any period, shall be deemed sufficient consideration for the foregoing indemnities.

Section 7. STANDARD OF CARE

               AST shall, at all times, act in good faith. AST agrees to use its best efforts, within reasonable time limits, to ensure the accuracy of all services performed under this Agreement.

Section 8. LIMITATIONS ON AST'S RESPONSIBILITIES

               AST shall not be responsible for the validity of the issuance, presentation or transfer of securities; the genuineness of endorsements; the authority of presentors; or the collection or payment of charges or taxes incident to the issuance or transfer of securities. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Issuer's best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Issuer, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Issuer and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or to be required to inquire regarding, any provision of the Issuer's charter, certificate of incorporation, or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Issuer, which writing shall set forth the manner in which it affects the Securities. In no event shall AST be responsible for any transfer or issuance not effected by it.

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               IN NO EVENT SHALL AST HAVE ANY LIABILITY FOR ANY INCIDENTAL,
               SPECIAL, STATUTORY, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS, REVENUE, DATA OR COST OF COVER.

               AST'S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNT OF ALL FEES (EXCLUDING EXPENSES) PAID OR PAYABLE UNDER THIS AGREEMENT IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE FIRST EVENT GIVING RISE TO LIABILITY.

Section 9. COVENANTS OF THE ISSUER AND AST

         9.01 AST agrees to establish and maintain facilities and procedures reasonably acceptable to the Issuer for the safekeeping of certificates.

         9.02 AST shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. AST agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Issuer and will be preserved, maintained and made available to the Issuer in accordance with the requirements of law, and will be surrendered promptly to the Issuer on and in accordance with its request provided that the Issuer has satisfactorily performed its obligations under Sections 3.01, 3.02, 10.03 and
               10.05 hereof, to the extent applicable. Notwithstanding the foregoing, AST shall be entitled to destroy or otherwise dispose of records belonging to the Issuer in accordance with AST's standard document and record retention practices and/or procedures.

         9.03 AST and the Issuer agree that all confidential books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or as permitted by AST's privacy policy as then in effect.


Section 10. TERM AND TERMINATION

         10.01 The initial term of this Agreement shall be three (3) years from the date first referenced above and the appointment shall automatically be renewed for further three years successive terms without further action of the parties, unless written notice is provided by either party at least 90 days prior to the end of the initial or any subsequent three year period. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the securities of the Issuer.

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         10.02 In the event that AST commits any continuing breach of its material obligations under this Agreement, and such breach remains uncured for more than sixty (60) days after written notice by the Issuer (which notice shall explicitly reference this provision of the Agreement), the Issuer shall be entitled to terminate this agreement with no further payments other than (a) payment of any amounts then outstanding under this Agreement and
               (b) payment of any amounts required pursuant to Section 10.05 hereof.

         10.03 In the event that the Issuer terminates this Agreement other than pursuant to Sections 10.01 and 10.02 above, the Issuer shall be obligated to immediately pay all amounts that would have otherwise accrued during the term of the Agreement pursuant to
               Section 3 above, as well as the charges accruing pursuant to
               Section 10.05 below.

         10.04 In the event that the Issuer commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than sixty (60) days, AST shall have the right to terminate or suspend its services without further notice to the Issuer. During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of the Issuer, and shall not be deemed its agent for such purposes. Such suspension shall not affect AST's rights under the Certificate of Appointment or this Agreement.

         10.05 Should the Issuer elect not to renew this Agreement or otherwise terminate this Agreement, AST shall be entitled to reasonable additional compensation for the service of preparing records for delivery to its successor or to the Issuer, and for forwarding and maintaining records with respect to certificates received after such termination. AST shall be entitled to retain all transfer records and related documents until all amounts owing to AST have been paid in full. AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

Section 11. ASSIGNMENT

               Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party.

Section 12. NOTICES

               Any notice or communication by AST or the Issuer to the other is duly given if in writing and delivered in person or mailed by first class mail (postage prepaid), telex, telecopier or overnight air courier to the other's address:

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                  If to the Issuer:

                  ...............................
                  ...............................
                  -------------------------------



                  Telecopy no:...................


                  If to AST:

                  Mr. George Karfunkel
                  American Stock Transfer & Trust Company
                  59 Maiden Lane
                  New York, NY  10038
                  Telecopy No.:  (718) 236-4588

                  With a copy to:

                  American Stock Transfer & Trust Company
                  Attn: General Counsel
                  59 Maiden Lane
                  New York, NY  10038

                  AST and the Issuer may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

Section 13. SUCCESSORS

                  All the covenants and provisions of this Agreement by or for the benefit of the Issuer or AST shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 14. AMENDMENT

                  This agreement may be amended or modified by a written amendment executed by both parties hereto.

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Section 15. SEVERABILITY

                  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. To the extent that any provision hereof is deemed to be unenforceable under applicable law, it shall be deemed replaced by an enforceable provision to the same or nearest possible effect.

Section 16. GOVERNING LAW

                  This Agreement shall be governed by the laws of the State of New York.

Section 17. DESCRIPTIVE HEADINGS

                  Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 18. THIRD PARTY BENEFICIARIES

                  The provisions of this Agreement are intended to benefit only AST and the Issuer and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

Section 19. SURVIVAL

                  All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

Section 20. MERGER OF AGREEMENT

                  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

Section 21.       COUNTERPARTS

                  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.


                                     ----------------------

                                     By.____________________________

                                     Name:__________________________

                                     Title:_________________________



                                     AMERICAN STOCK TRANSFER &
                                     TRUST COMPANY

                                     By:__________________________

                                     Name:________________________

                                     Title:________________________






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